Exhibit 10.77


AMENDMENTS OF THE 1987 MICROSEMI CORPORATION STOCK PLAN
Adopted May 16, 1995

     Section 5 (e) of the 1987 Microsemi Corporation Stock Plan
("1987 Plan") is hereby amended and restated in full as follows:

     5. (e) Satisfaction of Option Price. The Grantee shall pay the Option Price (i) in cash, or (ii) with the Committee's permission, by delivering shares of Microsemi Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or a combination of cash and shares, or (iii) with the Committee's permission, by Microsemi withholding from the Grantee out of the Microsemi Stock otherwise deliverable upon exercise a number of shares having a fair market value equal to the aggregate Option Price, or (iv) with the Committee's permission, by the execution and delivery of Grantee's promissory note in the principal amount of the exercise price, with such term, interest rate and other terms and provisions, including, without limitation, requiring the Microsemi Stock acquired upon exercise to be pledged to the Company to secure payment of the note, as the Board of Directors may specify; (v) by cancellation of indebtedness of the Company to Grantee, equal to the amount of the exercise price; (vi) by waiver of compensation due or accrued to Grantee for services rendered, equal to the amount of the exercise price; (vii) provided that a public market for the Company's stock exists, through a "same day sale" commitment from the Grantee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD" Dealer), whereby the Grantee irrevocably elects to exercise his Option and to sell a portion of the Microsemi Stock so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Microsemi Stock to forward the exercise price directly to the
     Company; (viii) provided that a public market for the Company's stock exists, through a "margin" commitment from the Grantee and NASD Dealer whereby the Grantee irrevocably elects to exercise this Option and to pledge the Microsemi Stock so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Microsemi Stock to forward the exercise price directly to the Company; or
(ix) any combination of (i), (ii), (iii), (iv), (v), (vi), (vii) or
(viii) above. The Grantee shall pay the Option Price not later than thirty (30) days after the date of a statement from the
     Company following exercise setting forth the Option Price, fair market value of Microsemi Stock on the exercise date, the number of shares of Microsemi Stock that may be delivered in payment of the Option Price, and the amount of withholding tax due, if any. If the Grantee fails to pay the Option Price within the thirty (30) day period, the Committee shall have the right to take whatever action it deems appropriate, including voiding the option exercise. The Company shall not issue or transfer shares of Microsemi Stock upon exercise of a Stock Option until the Option Price is fully paid.